Exhibit 4.2

AMENDMENT ONE TO THE

ERICSSON INC. STOCK PURCHASE PLAN

WHEREAS, LM Ericsson Telephone Company (“LME”) maintains the Ericsson Inc. Stock Purchase Plan (“Stock Purchase Plan”);

WHEREAS, LME now desires to amend the Stock Purchase Plan to: (i) ensure that certain individuals who become employees of Ericsson Inc. or any of its subsidiaries as a result of certain corporate transactions are, generally, not immediately eligible to participate in the Stock Purchase Plan; and (ii) give Ericsson Inc. the authority to amend the Stock Purchase Plan;

WHEREAS, this Amendment to the Stock Purchase Plan shall supersede the provisions of the Stock Purchase Plan to the extent those provisions are inconsistent with the provisions of this Amendment; and

WHEREAS, Section 8.7 of the Stock Purchase Plan gives LME the authority to amend the Stock Purchase Plan.

NOW THEREFORE, the Stock Purchase Plan is hereby amended, effective as provided herein, as follows:

1. Effective upon execution of this Amendment, Article I is amended by deleting Section 1.18 in its entirety and replacing it with the following new Section 1.18 as follows:

“1.18 “Eligible Employee” means each employee of the Employer who performs thirty (30) hours of service a week. “Eligible Employee” does not mean any Employees who are employed for “Freelance Long-Term Assignments,” as that term is defined by the Employer or any Employee who was employed by: (i) Marconi Communications, Inc. (“Marconi”) on the date of the acquisition of all assets of Marconi by Ericsson Inc., (ii) Metapath Software International (US), Inc. (“Metapath”) on the date of the acquisition of all assets of Metapath by Ericsson Inc., or (iii) Marconi Communications Federal, Inc. (“Marconi Federal”) on the date of the acquisition of all outstanding shares of stock of Marconi Federal by Ericsson Holding II Inc. will be excluded from participation in this Plan, unless such employee is otherwise designated by the Board of Directors of Ericsson Inc. as eligible to participate in this Plan.”

2. Effective upon execution of this Amendment, Article VIII is amended by deleting Section 8.7 and replacing it, as follows:

“8.7 Amendment of this Plan. The board of directors of Ericsson Inc. may, at any time and from time to time, amend this Plan in any respect.”

IN WITNESS WHEREOF, this Amendment is signed on behalf of LME this 23rd day of January, 2006.

LM ERICSSON TELEPHONE COMPANY

By:	/s/ Carl Olof Blomqvist
Carl Olof Blomqvist, Senior Vice President

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